Exhibit 99.1

Preclinical Study Shows SARS-CoV-2 Spike Protein Licensed by Oragenics from the NIH Produces Neutralizing Antibodies

Recently published paper supports the Company’s approach to COVID-19 vaccine development

TAMPA (July 22, 2020) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”) announces that the National Institutes of Health (the “NIH”) created stabilized pre-fusion spike protein (CoV-2 S-2P) licensed by the Company has generated neutralizing antibodies in mice during immunization against SARS-CoV-2, the virus that causes COVID-19.

The NIH’s preclinical study shows that this spike protein, adjuvanted with the TLR-4-agonist Sigma Adjuvant System (a TLR-4 agonists that induces T cell activation), generates neutralizing antibody titers in both a pseudovirus neutralization assay and a plaque reduction neutralization titer (PRNT) assay. In addition, this immunization produced a balanced Th1/Th2 response. The results are reported in Corbett et al. BioRxiv. 2020 (https://www.biorxiv.org/content/10.1101/2020.06.11.145920v1).

“We are delighted that our licensed SARS-CoV-2 spike protein has been shown to hold promise in the creation of a COVID-19 vaccine, and believe this research affirms our development strategy with the Company’s lead vaccine candidate, Terra CoV2,” said Alan Joslyn, Ph.D., President and Chief Executive Officer of Oragenics. Dr. Joslyn continued, “We are particularly pleased to see a balanced Th1/Th2 response, which is one of the most critical parameters used to assess both safety and efficacy of this vaccine candidate.” TerraCoV2 is currently undergoing development and we anticipate conducting Phase 1 human clinical studies in early 2021.”

In March 2020 Noachis Terra Inc., a wholly owned subsidiary of Oragenics, acquired a non-exclusive license from the NIH for this stabilized prefusion CoV-2 spike protein. The Company recently announced that its spike protein has been successfully inserted into Chinese Hamster Ovary (“CHO”) cells and “mini-pool” production and analytical development are underway. CHO cells are used to produce a number of FDA approved recombinant proteins. The transfer to full scale manufacture is expected to commence pending a grant from the Biomedical Advanced Research and Development Authority (BARDA).

About Oragenics, Inc.

Oragenics, Inc. is focused on the creation of the TerraCoV2 vaccine candidate to combat the novel coronavirus pandemic and the further development of effective treatments for novel antibiotics against infectious disease. Through Noachis Terra, a wholly-owned subsidiary of Oragenics, the Company is dedicated to the development and commercialization of a vaccine candidate providing specific immunity from novel coronavirus. The TerraCoV2 immunization leverages coronavirus spike protein research conducted by the National Institute of Health. In addition, Oragenics also has an exclusive worldwide channel collaboration with ILH Holdings, Inc. (n/k/a Eleszto Genetika, Inc.), relating to the development of novel lantibiotics.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of TerraCoV2 under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding for the development of Noachis Terra’s TerraCoV2 vaccine, whether through its own cash on hand, a grant from BARDA, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to TerraCoV2, including any decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. Oragenics assumes no responsibility to update any forward-looking statements contained in this press release or with respect to the matters described herein.

CONTACTS

Oragenics:

Michael Sullivan

Chief Financial Officer

813-286-7900

msullivan@oragenics.com

Investors:

John Marco

Managing Director

CORE IR

516-222-2560

johnm@coreir.com

Media:

Jules Abraham

CORE IR

917-885-7378

julesa@coreir.com

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